EXHIBIT 12.1
------------



           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                     Three Months Ended
                                          March 31,
                            --------------------------------------
                                                            2000
                                                          Adjusted
                                2001          2000         Actual
                              --------      --------      --------
Earnings:
 Net loss . . . . . . . .     $ (3,546)      (37,171)       (5,459)
 Taxes. . . . . . . . . .       (2,195)       (4,208)       (3,345)
 Fixed Charges. . . . . .        8,848        11,030        11,030
 Less:  Capitalized
   Interest . . . . . . .        --            --            --
                              --------      --------      --------
      Total earnings. . .        3,107       (30,349)        2,226
                              --------      --------      --------

Fixed Charges:
 Interest expense . . . .        5,190         7,262         7,262
 Guarantees of other
    party obligations . .        --            --            --
 Applicable portion of
    rent expense. . . . .        3,658         3,768         3,768
                              --------      --------      --------
     Total fixed charges.        8,848        11,030        11,030
                              --------      --------      --------
RATIO OF EARNINGS TO
  FIXED CHARGES . . . . .         0.35         --             0.20
                              ========      ========      ========



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